                                                                    EXHIBIT 11.1

                           DRILEX INTERNATIONAL INC.

                           COMPUTATION OF NET INCOME
                    PER COMMON AND COMMON EQUIVALENT SHARE

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                               TWELVE MONTHS ENDED
                                                   DECEMBER 31,
                                             ----------------------
                                                1996        1995
                                             ----------  ----------
Net income.................................  $    3,042  $    1,784
                                                         ==========
Interest expense on Convertible
  Promissory Note, net of tax..............          66
                                             ----------
As adjusted for fully diluted
  computation..............................  $    3,108
                                             ==========
Weighted average common shares out-
  standing.................................   5,558,347   4,004,682
Incremental effect of shares issued
  during the twelve months prior to
  the filing date of the Registration
  Statement................................           -      277,921
                                             ----------  -----------
Incremental shares attributable to
  outstanding stock options and
  warrants.................................     153,355      128,357
                                             ----------  -----------
Weighted average common and common
  equivalent shares outstanding............   5,711,702    4,410,960
                                                         ===========
Incremental shares attributable to
  conversion of Convertible
  Promissory Note..........................     182,948
                                             ----------
As adjusted for fully diluted computation..   5,894,650
                                             ==========
Net income per common and common
  equivalent share:
  Primary..................................  $      .53  $       .40
                                             ==========  ===========
  Fully diluted............................  $      .53
                                             ==========

Note: The computations in this exhibit are presented in accordance with Regulation S-K, Item 601(b)(11). Under the provisions of Accounting Principles Board Opinion No. 15, the fully diluted amounts are not presented in the Company's Consolidated Statement of Income, since such amounts are anti-dilutive.